Exhibit 99.1

CSC ELECTS PETER RUTLAND AND BOB WOODS TO BOARD OF DIRECTORS

FALLS CHURCH, Va., Oct. 14, 2015--CSC (NYSE: CSC) today announced that Peter Rutland and Robert F. Woods have been elected to the company’s Board of Directors. The Company also announced the retirement from the Board of David Barram, who has served as a director since 2004.

“We are pleased to welcome Peter and Bob to the CSC board of directors,” said CSC Chairman Rodney F. Chase. “The exceptional depth of experience, industry knowledge and financial background that each brings to CSC will prove valuable to the company’s ongoing transformation and growth. And on behalf of my fellow directors, I want to express my sincere thanks and gratitude to our colleague David Barram for his outstanding service to the company and its shareholders.”

Peter Rutland
Rutland is a partner and global co-head of Financial Services at CVC Capital Partners Limited (CVC). Prior to joining CVC in 2007, he was a principal at Advent International and served in the investment banking division of Goldman Sachs. Currently, Rutland is a director of Avolon Holdings Limited (NYSE: AVOL). Rutland has a master’s of arts degree in economics and management from the University of Cambridge and a master’s degree in business administration from INSEAD.

Robert F. Woods
Woods was senior vice president and chief financial officer at Sungard Data Systems Inc. from 2010 to 2012, and before that served as senior vice president and chief financial officer of IKON Office Solutions. Woods joined IBM Corporation in 1995 and served in a number of senior positions including Corporate Controller and Treasurer. Early in his career, Woods worked for Deloitte, Haskins & Sells, later specializing in tax, treasury, accounting and finance at DuPont. Mr. Woods became a Certified Public Accountant in 1979, holds a bachelor’s of science degree in accounting from Villanova University and a master’s business accounting degree from Widener University.

About CSC
Computer Sciences Corporation (CSC) is a global leader of next generation information technology (IT) services and solutions. The Company's mission is to enable superior returns on our clients’ technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 70,000 employees and reported revenue of $11.7 billion for the 12 months ended July 3, 2015. For more information, visit the company's website at www.csc.com.

Forward-looking Statements
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements.”  These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 3, 2015 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

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CSC Contacts
Media: Rich Adamonis, 862.228.3481, radamonis@csc.com
Investor Relations: George Price 703.641.3842, gprice4@csc.com